Kewaunee Scientific Reports
Results for Third Quarter of Fiscal Year 2023

Exchange:    NASDAQ (KEQU)                Contact:    Donald T. Gardner III
                                    704/871-3274

STATESVILLE, N.C. March 8, 2023 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its third quarter ended January 31, 2023.

Fiscal Year 2023 Third Quarter Results:

Sales during the third quarter of fiscal year 2023 were $60,821,000, an increase of 49.7% compared to sales of $40,633,000 from the prior year third quarter. Pre-tax earnings for the quarter were $2,060,000 compared to a pre-tax loss of $887,000 for the prior year quarter. Net earnings were $723,000 compared to a net loss of $1,319,000 for the prior year quarter. EBITDA1 for the quarter was $2,683,000 compared to ($117,000) for the prior year quarter. Diluted earnings per share was $0.25 compared to a diluted loss per share of ($0.47) in the prior year quarter.

The Company’s order backlog was $153.2 million on January 31, 2023, as compared to $138.1 million on January 31, 2022, and $173.9 million on April 30, 2022. As announced in a press release on March 7th, 2023, the Company's International segment has been awarded a multi-year contract to provide laboratory furniture, fume hoods, and technical products for Indian Oil Corporation Limited, located in Faridabad, India. This award is similar in size to other large international projects that have been reported over the past year and has been included in the order backlog amount noted above. This project is expected to be delivered over the next twelve to eighteen months.

Domestic Segment - Domestic sales for the quarter were $36,134,000, an increase of 22.4% from sales of $29,531,000 in the prior year quarter. Similar to the Company's first and second quarter results, Domestic segment earnings for the current quarter were impacted as the Company worked to deliver a portion of the remaining direct orders in its order backlog, the majority of which were priced and executed prior to the broad-based inflation experienced last fiscal year. Although these projects continue to impact earnings, the remainder of the orders delivered in the quarter had strong margins as pricing has been fully matched with costs. Domestic segment net income was $417,000 compared to a net loss of $305,000 in the prior year quarter. Domestic segment EBITDA was $1,012,000 compared to $347,000 for the prior year quarter.

International Segment - International sales for the quarter were $24,687,000, an increase of 122.4% from sales of $11,102,000 in the prior year quarter due to the continued delivery of several large projects recorded in the prior fiscal year. International segment net income was
1 EBITDA is a non-GAAP financial measure. See the table below for a reconciliation of EBITDA and segment EBITDA to net earnings (loss), the most directly comparable GAAP measure.

CORPORATE OFFICES ● P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 ● 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927
PHONE 704-873-7202 ● FAX 704-873-1275

$1,561,000 compared to $573,000 in the prior year quarter. International segment EBITDA was $2,385,000 compared to $874,000 for the prior year quarter.

Corporate Segment – Corporate segment pre-tax net loss was $1,144,000 for the quarter, as compared to a pre-tax net loss of $1,501,000 in the prior year period. Corporate segment EBITDA for the quarter was ($714,000) compared to corporate segment EBITDA of ($1,338,000) for the prior year quarter. The primary driver of the increase in EBITDA was a revision of the Company's global transfer pricing study that resulted in a true-up of charges to the International segment that was recorded in the third quarter.

Total cash on hand on January 31, 2023 was $18,416,000, as compared to $6,894,000 on April 30, 2022. The increase in cash was primarily from the proceeds of the sale-leaseback financing transaction that was recorded as a note receivable on April 30, 2022, advanced billings received for several large international projects, and proceeds from a small balance being drawn on the new credit facility. Working capital was $47,348,000, as compared to $21,412,000 at the end of the third quarter last year and $49,272,000 on April 30, 2022. The Company had short-term debt of $5,753,000 as of January 31, 2023, as compared to $1,588,000 on April 30, 2022. Long-term debt was $29,154,000 on January 31, 2023, as compared to $29,704,000 on April 30, 2022. The Company’s debt-to-equity ratio on January 31, 2023 was 1.22-to-1, as compared to 1.07-to-1 on April 30, 2022.

"Kewaunee's financial performance during the third quarter of fiscal year 2023 continued to improve when compared to the first two quarters of the fiscal year, despite the ongoing negative impact of direct contracts that we are working to complete," said Thomas D. Hull III, Kewaunee's President and Chief Executive Officer.

"I am proud of the drive and perseverance of Kewaunee's domestic team to see through the implementation of the changes to our channel strategy announced last year whereby we exited several markets where we traditionally sold directly. Our team has worked diligently toward completion of our remaining direct projects by the end of the fourth quarter while continuing to grow with our dealer and distribution partners. We believe that we have the best dealer and distribution partners in the industry. They continue to invest in their businesses in anticipation of continued growth in demand for the products Kewaunee designs and manufactures."

"Kewaunee's international business remains strong, with our Associates performing at a high level both delivering on our existing commitments while continuing to win in the marketplace. As previously mentioned, Kewaunee was awarded a multi-year contract to provide laboratory furniture, fume hoods, and technical products for Indian Oil Corporation Limited, further strengthening our order backlog."

"While we are monitoring uncertainty regarding the health of the economy, we are focusing on what is within our control. Our team wakes up every day with a mindset of continuous improvement and commitment to operating with excellence."

EBITDA and Segment EBITDA Reconciliation

Quarter Ended January 31, 2022	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$(305)	$573	$(1,587)	$(1,319)
Add/(Less):
Interest Expense	—	8	150	158
Interest Income	—	(47)	(4)	(51)
Income Taxes	50	264	85	399
Depreciation and Amortization	602	76	18	696
EBITDA	$347	$874	$(1,338)	$(117)

Quarter Ended January 31, 2023	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$417	$1,561	$(1,255)	$723
Add/(Less):
Interest Expense	—	53	383	436
Interest Income	—	(147)	—	(147)
Income Taxes	—	852	110	962
Depreciation and Amortization	595	66	48	709
EBITDA	$1,012	$2,385	$(714)	$2,683

Year to Date January 31, 2022	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$(2,609)	$1,313	$(4,468)	$(5,764)
Add/(Less):
Interest Expense	—	17	379	396
Interest Income	—	(138)	(6)	(144)
Income Taxes	50	710	85	845
Depreciation and Amortization	1,825	213	54	2,092
EBITDA	$(734)	$2,115	$(3,956)	$(2,575)

Year to Date January 31, 2023	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$1,006	$3,405	$(4,678)	$(267)
Add/(Less):
Interest Expense	—	113	1,077	1,190
Interest Income	—	(409)	(357)	(766)
Income Taxes	—	1,801	110	1,911
Depreciation and Amortization	1,805	194	143	2,142
EBITDA	$2,811	$5,104	$(3,705)	$4,210

About Non-GAAP Measures

EBITDA and Segment EBITDA are calculated as net earnings (loss), less interest expense and interest income, income taxes, depreciation, and amortization. We believe EBITDA and Segment EBITDA allow management and investors to compare our performance to other companies on a consistent basis without regard to depreciation and amortization, which can vary significantly between companies depending upon many factors. EBITDA and Segment EBITDA are not calculations based upon generally accepted accounting principles, and the method for calculating EBITDA and Segment EBITDA can vary among companies. The amounts included in the EBITDA and Segment EBITDA calculations, however, are derived from amounts included in the historical consolidated statements of operations. EBITDA and Segment EBITDA should not be considered as alternatives to net earnings (loss) or operating earnings (loss) as an indicator of the Company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity.

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel and wood casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin work surfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Sales offices are located in the United States, India, Saudi Arabia, and Singapore. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local, Asian, and African markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to: competitive and general economic conditions, including disruptions from government mandates, both domestically and internationally, as well as supplier constraints and other supply disruptions; changes in customer demands; technological changes in our operations or in our industry; dependence on customers’ required delivery schedules; risks related to fluctuations in the Company’s operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; changes in the legal and regulatory environment; changes in raw materials and commodity costs; acts of terrorism, war, governmental action, and natural disasters and other Force Majeure events. The cautionary statements made pursuant to the Reform Act herein and elsewhere by us should not be construed as exhaustive. We cannot always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements. Over time, our actual results, performance, or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and harmful to our stockholders’ interest. Many important factors that could cause such a difference are described under the caption “Risk Factors,” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 30, 2022, which you should review carefully, and in our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. These reports are available on our investor relations website at www.kewaunee.com and on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
($ and shares in thousands, except per share amounts)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2023	2022	2023	2022
Net sales	$60,821	$40,633	$165,508	$119,157
Cost of products sold	50,491	35,011	140,281	104,264
Gross profit	10,330	5,622	25,227	14,893
Operating expenses	8,026	6,490	22,564	19,742
Operating profit (loss)	2,304	(868)	2,663	(4,849)
Pension (expense) income	(18)	88	(53)	266
Other income, net	210	51	756	149
Interest expense	(436)	(158)	(1,190)	(396)
Profit (loss) before income taxes	2,060	(887)	2,176	(4,830)
Income tax expense	962	399	1,911	845
Net earnings (loss)	1,098	(1,286)	265	(5,675)
Less: Net earnings attributable to the non-controlling interest	375	33	532	89
Net earnings (loss) attributable to Kewaunee Scientific Corporation	$723	$(1,319)	$(267)	$(5,764)

Net earnings (loss) per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$0.26	$(0.47)	$(0.09)	$(2.07)
Diluted	$0.25	$(0.47)	$(0.09)	$(2.07)
Weighted average number of common shares outstanding
Basic	2,830	2,790	2,822	2,785
Diluted	2,911	2,790	2,822	2,785

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
($ in thousands)

	January 31, 2023	April 30, 2022
	(Unaudited)
Assets
Cash and cash equivalents	$13,047	$4,433
Restricted cash	5,369	2,461
Receivables, less allowances	43,988	41,254
Inventories	21,412	23,796
Note receivable	—	13,457
Prepaid expenses and other current assets	7,745	6,164
Total Current Assets	91,561	91,565
Net Property, Plant and Equipment	14,541	15,121
Right of use assets	9,563	7,573
Other assets	6,121	4,514
Total Assets	$121,786	$118,773

Liabilities and Stockholders' Equity
Short-term borrowings	$5,753	$1,588
Current portion of lease obligations	2,120	1,445
Current portion of financing liability	625	575
Accounts payable	24,914	27,316
Other Current Liabilities	10,801	11,369
Total Current Liabilities	44,213	42,293
Long-term portion of lease obligations	7,578	6,407
Long-term portion of financing liability	28,298	28,775
Other non-current liabilities	5,359	5,118
Total Liabilities	85,448	82,593
Kewaunee Scientific Corporation Equity	35,351	35,694
Non-controlling interest	987	486
Total Stockholders' Equity	36,338	36,180
Total Liabilities and Stockholders' Equity	$121,786	$118,773